UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report:	February 5, 2010
(Date of earliest event reported)	(February 4, 2010)

 Multimedia Games, Inc.
(Exact name of Registrant as Specified in its Charter)

000-28318
(Commission File Number)

Texas	74-2611034
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

206 Wild Basin Road South, Bldg. B, Suite 400, Austin, Texas	78746
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (512) 334-7500

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act 17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

Three of the four facilities in Alabama which have installed charitable bingo units provided by Multimedia Games, Inc. (the “Company”), as well as other game manufacturers, have recently voluntarily ceased operations for a yet to be determined amount of time, following an unsuccessful attempt by the Governor’s Task Force on Illegal Gambling to raid certain of those facilities.  On January 29, 2010, the Governor’s Task Force attempted a raid on two of the facilities in Alabama where the Company has charitable bingo units installed.  The operator of one of the facilities obtained a temporary restraining order that stopped the raid on its facility.  The Governor’s Task Force promptly filed an emergency motion with the Alabama Supreme Court seeking to vacate the temporary restraining order.  On February 4, 2010, the Alabama Supreme Court issued a ruling that vacated the temporary restraining order.

The Alabama State Legislature is currently reviewing proposed legislation in the form of both a general bill and a constitutional amendment that are aimed at resolving the need for judicial intervention.  The legislative or judicial outcomes are uncertain.

If this legislation is not timely passed, the facilities of the Company’s Alabama customers could remain closed for an undetermined period of time.

During fiscal year 2009, the Company recorded revenues of $9.4 million and approximately $8.7 million in EBITDA from the Alabama market.  In addition, the Company has deployed assets with a current net book value of $5.7 million, has a $2.7 million loan outstanding to one of the three currently closed facilities and has approximately $0.9 million in uncollected receivables.  If the facilities of the Company’s Alabama customers continue to remain closed, the resulting decrease in our revenue and EBITDA for the 2010 fiscal year, as well as any potential write-down of assets currently dedicated to the Alabama market may adversely impact our financial results and our ability to comply with operating covenants in our credit agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MULTIMEDIA GAMES, INC.

Dated: February 5, 2010	By:	/s/ Uri L. Clinton
Uri L. Clinton
Senior Vice President, General Counsel and Corporate Secretary